Exhibit 10.48

ASSET CONTRIBUTION AGREEMENT

ASSET CONTRIBUTION AGREEMENT (the “Agreement”) entered into September 17, 2008, effective as of October 1, 2008 (the “Effective Date”) between Technest Holdings, Inc., a Nevada corporation (“Holdings”), and Technest, Inc., a Delaware corporation (“Inc”).

WITNESSETH

WHEREAS, Holdings wishes to transfer certain of the assets and liabilities of Holdings to Inc and license certain intellectual property to Inc, in exchange for Inc issuing certain shares of common stock to Holdings and an option to license certain intellectual property for commercialization; and

WHEREAS, upon the completion of this Agreement, Holdings will be the record owner of forty-nine percent of Inc and thereafter, Mr. Gino Pereira, Mr. Steven Yi, and Mr. Thomas Saunders, all of whom are U.S. citizens, will collectively own fifty-one percent of Inc.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

1.           Contribution of Assets.  Subject to the provisions of this Agreement and effective as of the Effective Date, Holdings agrees to contribute, and Inc agrees to accept, all right, title and interest in and to those assets, properties and business of Holdings existing as of the Effective Date, which shall include all rights under the government contracts and pending government awards set forth in Exhibit A to which Holding is a party (the “Contributed Assets”).

2.           Assumption of Liabilities.  Upon the contribution of the Contributed Assets, Inc shall assume and agree to pay or discharge when due only those liabilities and obligations of Holdings associated with the Contributed Assets.  Inc expressly does not and shall not assume any other liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Effective Date).

3.           License of Holdings Intellectual Property.  As of the Effective Date, Holdings hereby grants to Inc a perpetual, worldwide, non-exclusive, royalty-free, non-transferable right and license (the “License”) to practice any method under the Licensed Intellectual Property (as defined below) throughout the License Term (as defined below) for research and development purposes only.  In the event that after the Effective Date, Inc hereafter creates any Inc Improvements (as defined below), Inc hereby grants to Holdings a perpetual, worldwide, exclusive, sub-licensable, royalty-free right and license to make, have made, use, sell, offer for sale and import products and provide services and to practice any method under such Inc Improvements throughout the License Term for all markets, applications and uses.  Inc shall give Holdings notice of same and the opportunity to obtain all documentation with respect thereto to enable Holdings to make use of same pursuant to the terms of this Agreement.  The term of the license granted hereunder (the “License Term”) shall expire at the end of the term of the last to expire Licensed Patent (as defined below) or unless terminated upon the mutual written consent of the parties. For purposes of this Section, the following terms have the following meaning:

“Inc Improvements” means any enhancement to or modification or improvement of the Licensed Patents and/or the Proprietary Information created by or on behalf of Inc.

           “Licensed Intellectual Property” means, subject to any rights of the United States Government obtained in connection with its development, (i) the Licensed Patents, and (ii) all trade secrets, proprietary information and other intellectual property currently developed or currently under development by Holdings and/or any of its subsidiaries that it currently owns or has transferable rights to including, without limitation,  in each instance, all specifications, engineering drawings, schematics, bills of materials, software source code and algorithms, wiring diagrams, test procedures, assembly drawings, PCB artwork, and other documents or files that would be required to manufacture, test and/or improve such products and services with no limitations (collectively, the “Proprietary Information”).

“Licensed Patents” means the Patents, Patent registrations and  Patent applications identified on Exhibit B and any and all Patents related thereto or improvements or enhancements derived therefrom or from any such improvements or enhancements.

4.           Holdings’  Option to License Inc Intellectual Property.  After the Effective Date, within sixty (60) days of the development of any Inc Intellectual Property (as defined below), Inc shall notify Holdings in writing with the specific details of such Inc Intellectual Property (the “IP Notice”). Sixty (60) days from the receipt of the IP Notice, Holdings shall have the option to obtain, and upon exercise of such option, Inc agrees to grant to Holdings (the “Option”), a perpetual, worldwide, exclusive, sub-licensable right and license to make, have made, use, sell, offer for sale and import products and provide services under the Inc Intellectual Property for the sole purpose of commercializing products and/or services in any and all commercial markets, subject to any rights of the United States Government obtained in connection with its development. Within such sixty-day period, Holdings shall notify Inc of its intention to exercise the Option (the “Exercise Notice”). Within sixty (60) days of receipt of the Exercise Notice, the parties will enter into a license agreement specifying the other terms of the license, including a commercially reasonable royalty rate. If within sixty (60) days from the receipt of the IP Notice, Holdings does not give Inc notice of Holdings’ intention to exercise the Option, the Option shall be deemed terminated.  Inc agrees that prior to the expiration of such sixty-day period, it will not grant any licenses with respect to the Inc Intellectual Property.

For purposes of this Section, the “Inc Intellectual Property” means subject to any rights of the United States Government obtained in connection with its development, (i) any patents, patent registrations and patent applications developed by Inc, and (ii) any trade secrets, proprietary information and other intellectual property developed by Inc, including, without limitation, in each instance, all specifications, engineering drawings, schematics, bills of materials, software source code and algorithms, wiring diagrams, test procedures, assembly drawings, PCB artwork, and other documents or files that would be required to manufacture, test and/or improve such products and services with no limitations.

5.           Employment of Holdings Employees.  Upon the Effective Date, the employment of each of the employees of Holdings set forth in Exhibit C shall be transferred to Inc upon the same terms and conditions as existed immediately prior to the Effective Date. Inc expressly agrees to assume all of the obligations and responsibilities under relevant federal immigration law for those employees of Holdings employed under a work visa.

6.           Consideration.  In consideration of the sale of the Contributed Assets to Inc., and the granting of the License, at the Effective Date, Inc shall assume the Assumed Liabilities and shall issue Holdings 490 shares of its Common Stock, $0.001 par value per share, representing 49% of the outstanding capital stock of Inc.

7.           Transfer of Contributed Assets.  Not later than the Effective Date, Holdings shall deliver or cause to be delivered to Inc good and sufficient instruments of assignment or transfer transferring to Inc title to all the Contributed Assets.

8.           Further Assurances.  Prior to and after the Effective Date, each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

9.           Entire Agreement.  This Agreement and all other documents executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transfer of the Contributed Assets and supersede all prior agreements, written or oral, with respect thereto.

10.           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

TECHNEST HOLDINGS, INC.

By: /s/ Nitin V. Kotak
Name: Nitin V. Kotak
Title: Chief Financial Officer

TECHNEST, INC.

By: /s/ Gino M. Pereira
Name: Gino M. Pereira
Title: Chief Executive Officer and President